                                                                    EXHIBIT 11.1

                          ESSEX PROPERTY TRUST, INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                 (In thousands except share and share amounts)

                                                                                          Quarter ended March 31,
                                                                                       ------------------------------
                                                                                          1997                1996
                                                                                       -----------         ----------
PRIMARY:
     Net income/(loss)                                                                 $     4,868         $      (57)
     Less:
        Dividends on 8.75% Convertible Preferred Stock, Series 1996A                           438                  0
                                                                                       -----------         ----------
     Net income/(loss) applicable to common stockholders                               $     4,430         $       (57)
                                                                                       ===========         ==========

     Weighted average shares outstanding                                                11,594,606          6,275,000
     Weighted average shares of dilutive stock options using
        average stock price under the treasury stock method                                190,346                  0
                                                                                       -----------         ----------
     Weighted average shares used in net income per share calculation                   11,784,952          6,275,000
                                                                                       ===========         ==========

     Net income per share/(loss)                                                       $      0.38         $    (0.01)
                                                                                       ===========         ==========
FULLY - DILUTED:
     Adjusted shares - primary, from above                                              11,784,952                 -
     Weighted average shares issuable upon conversion of the
        8.75% Convertible Preferred Stock, Series 1996A                                    914,286                 -
     Additional weighted average shares of dilutive stock options
        using end of period stock price under the treasury stock method                      2,781                 -
                                                                                       -----------         ----------
     Weighted average number of common shares - assuming full dilution                  12,702,019                N/A
                                                                                       ===========         ==========

     Earnings per common share - assuming full dilution                                $      0.38 (1)            N/A (2)
                                                                                       ===========         ==========

(1)   For March 1997, the 8.75%  Convertible  Preferred  Stock,  Series
      1996A were antidilutive and accordingly, the results of the primary earnings per share is reported for earnings per common share - assuming full dilution.

(2)   The 8.75% Convertible Preferred Stock, Series 1996A was issued in July,
      1996.


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